BANGOR HYDRO-ELECTRIC COMPANY



                                  FORM 10-K







                                EXHIBIT  4(a)
                                -------------




                                                             EXECUTION COPY

          SECOND AMENDMENT, dated as June 6, 1997 (this "AMENDMENT"), to the CREDIT AGREEMENT, dated as of June 30, 1995, as amended by the First Amendment thereto dated as of October 2, 1995 (as further amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among Bangor Hydro-Electric Company, a Maine corporation (the "COMPANY"), the several banks from time to time parties to the Credit Agreement (individually, a "BANK" and collectively, the "BANKS"), The Chase Manhattan Bank (formerly known as Chemical Bank), as administrative agent for the Banks, and Fleet Bank of Maine and The First National Bank of Boston, as co-agents (in such capacity, the "CO-AGENTS"). Terms defined in the Credit Agreement shall be used in this Amendment with their defined meanings unless otherwise defined herein.

                           W I T N E S S E T H :
                           -------------------

          WHEREAS, pursuant to Waivers with respect to the Credit Agreement, dated as of March 31, 1997 and May 15, 1997, the Banks parties thereto temporarily waived compliance by the Company with Section 6.8 of the Credit Agreement for the period of four consecutive fiscal quarters ended March 31, 1997; and

          WHEREAS, the Company has requested the Banks to permanently waive compliance by the Company with Section 6.8 of the Credit Agreement for the respective periods of four consecutive fiscal quarters ended March 31, 1997 and June 30, 1997 and to make certain other changes to the Credit Agreement on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     I.   AMENDMENT.

          1. SECTION 1.1. (a) The definition of "Loan Documents" contained in Section 1.1 of the Credit Agreement is hereby amended by adding the words "and the Security Agreement" to the end thereof.

          (b) The definition of "Substantial Part" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

               "SUBSTANTIAL PART": with respect to any Person, refers to assets sold, leased or otherwise transferred at any time on or after January 1, 1997 pursuant to any one or more transactions (whether or not related) which, in the aggregate (including any assets sold, leased or otherwise transferred by any Subsidiary of such Person during such period), have a fair market value, or yield gross proceeds, in excess of $5,000,000 in any calendar year, excluding any such transaction in the ordinary course of business pursuant to which equipment is sold and replaced with equipment having an equivalent or higher value within 30 days after such sale. It is understood that the UNITIL Transfer shall be disregarded for the purposes of this definition, but that contract rights and receivables shall otherwise constitute "assets" for the purposes of this definition and Section 6.6."

          (c) The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

               "NET CASH PROCEEDS": in connection with the UNITIL Transfer, the proceeds thereof in the form of cash, net of reasonable and documented attorneys' fees and other customary fees and expenses actually incurred in connection therewith.

               "PERC CONTRACT": the power purchase agreement dated as of June 21, 1984, as amended, between the Company and Penobscot Energy Recovery Company.

               "PERC LETTER OF INTENT": the draft letter of intent dated January 30, 1997 between the Company and Penobscot Energy Recovery Company.

               "SECURITY AGREEMENT": the Security Agreement executed and delivered by the Company in connection with the Second Amendment to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

               "UNITIL CONTRACT": the Power Sale Agreement dated as of March 26, 1986 between the Company and UNITIL Power Corp.

               "UNITIL TRANSFER":  as defined in Section 6.12.

          2. SECTION 2.11. (a) Paragraph (a) of Section 2.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

               "(a) The Term Loans shall be repaid by the Company in installments on the dates listed below and in the aggregate amount for each such installment listed opposite such dates below:

          INSTALLMENT DATE              AGGREGATE INSTALLMENT AMOUNT
          ----------------              ----------------------------

          June 30, 1996                      $12,000,000
          June 9, 1997                       $12,000,000
          September 30, 1997                  $1,000,000
          December 31, 1997                   $1,000,000
          March 31, 1998                      $4,000,000
          June 30, 1998                       $6,000,000
          September 30, 1998                  $1,000,000
          December 31, 1998                   $1,000,000
          March 31, 1999                      $4,000,000
          June 30, 1999                       $6,000,000
          September 30, 1999                  $1,000,000
          December 31, 1999                   $1,000,000
          March 31, 2000                      $4,000,000
          June 30, 2000                       $6,000,000."

          (b) Paragraph (b) of Section 2.11 of the Credit Agreement is hereby amended by adding the following sentence immediately after the table set forth therein:

     "In addition, in the event that the UNITIL Transfer shall be consummated, the Revolving Credit Commitments shall be automatically and permanently reduced (a) on the date thereof in the aggregate amount of $25,000,000, (b) on the first anniversary thereof in the aggregate amount of 25% of the excess, if any, of the Net Cash Proceeds of the UNITIL Transfer received by the Company OVER $40,000,000 and (c) on the second anniversary thereof in the aggregate amount of 25% of the excess, if any, of the Net Cash Proceeds of the UNITIL Transfer received by the Company OVER $40,000,000. Each reduction in the Revolving Credit Commitments pursuant to the preceding sentence shall be accompanied by a prepayment of the Revolving Credit Loans in an aggregate amount equal to the amount of such commitment reduction."

          3. SECTION 6.3. (a) Paragraph (f) of Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

               "(f)  Any unsecured Debt not otherwise permitted by this
     Section 6.3 in an aggregate principal amount not to exceed at any one time the sum of (i) $5,000,000 plus (ii) an amount equal to 50% of the aggregate amount of any reductions in the Revolving Credit Commitments made pursuant to Section 2.6 or 2.11 prior to June 1, 1997 plus (iii) an amount equal to 50% of the aggregate amount of any reductions in the Revolving Credit Commitments made pursuant to Section 2.6 or 2.11 on or after June 1, 1997 minus the aggregate outstanding principal amount of any Indebtedness incurred pursuant to Section 6.3(g); and"

          (b) Section 6.3 of the Credit Agreement is hereby amended by adding a new paragraph (g) to the end thereof which shall read in its entirety as follows:

               "(g) Unsecured Debt incurred by the Company in connection with the restructuring of the PERC Contract so long as the aggregate principal amount of Debt incurred pursuant to this paragraph (g) does not exceed $5,000,000."

          4. SECTION 6.4. Section 6.4 of the Credit Agreement is hereby amended by adding a new paragraph (e) to the end thereof which shall read in its entirety as follows:

               "(e) Investments in ACCESS Communications, a joint venture formed for the purpose of providing two-way communication services, in an aggregate amount not to exceed $1,000,000 during the term of this Agreement, so long as no more than $500,000 of such investments are made in the form of cash and the remainder are made in the form of contributions of assets and services (with the fair market value of such non-cash investments being certified in reasonable detail pursuant to a written notice to the Administrative Agent delivered prior to the contribution thereof)"

          5. SECTION 6.7. Section 6.7 of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

     "Notwithstanding the foregoing, the maximum permitted Consolidated Total Debt Ratio for the period from April 1, 1997 to but excluding September 30, 1997 shall be 0.74 to 1.0 rather than 0.72 to 1.0."

          6. SECTION 6.8. Section 6.8 of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

     "Notwithstanding the foregoing, the Company shall not be required to comply with this Section 6.8 for the four consecutive fiscal quarters ending March 31, 1997 or June 30, 1997."

          7.  SECTION 6.10.  The last sentence of paragraph (a) of Section
6.10 is hereby amended and restated in its entirety as follows:

     "Notwithstanding the foregoing, the Company may pay dividends in respect of its common stock in any fiscal year in an aggregate amount not to exceed (i) in the case of the 1997 fiscal year, $1,320,000 (it being understood that the full amount of dividends permitted for the 1997 fiscal year was paid in January 1997) and (ii) in the case of each subsequent fiscal year, 60% of Adjusted Consolidated Net Income for such fiscal year. As used in this paragraph, "Adjusted Consolidated Net Income" means, for any period, Consolidated Net Income for such period MINUS, to the extent included in such Consolidated Net Income, net revenue attributable to gains recognized as a result of the UNITIL Transfer, and PLUS, to the extent not reflected in such Consolidated Net Income, net revenue that would have been attributable to the UNITIL Contract during such period if the UNITIL Transfer had not been consummated."

          8. SECTION 6.12. (a) Section 6.12 of the Credit Agreement is hereby amended by adding a new clause (c) to the end thereof which shall read in its entirety as follows:

     "or (c) the UNITIL Contract"

          (b) Section 6.12 of the Credit Agreement is hereby further amended by adding the following sentences to the end thereof:

     "The Company shall not sell, assign, transfer or otherwise dispose of (other than pursuant to the Security Agreement) all or any part of its rights or interests under the UNITIL Contract (the "UNITIL Transfer") unless (a) the consideration paid to the Company in connection with the UNITIL Transfer is entirely in the form of cash and (b) the Net Cash Proceeds of the UNITIL Transfer received by the Company equal at least $25,000,000. In the event that the PERC Contract shall be restructured,
     (a) the aggregate amount expended by the Company and its Subsidiaries in connection therewith (excluding reasonable transaction costs) shall not exceed $8,000,000 plus any additional amounts (not to exceed $500,000 per annum) required to be paid by the Company as provided in the PERC Letter of Intent plus any warrants to purchase common stock of the Company issued as part of the consideration for such restructuring, (b) the sources for any cash consideration paid in connection therewith shall be limited solely to proceeds of the issuance or incurrence of equity or, subject to clause (c) below, Debt or the net cash proceeds of the UNITIL Transfer (as demonstrated in a certificate furnished by the Company to the Administrative Agent prior to the consummation of such restructuring) and (c) any Debt incurred to finance such restructuring pursuant to Section 6.3(f) or (g) shall be subordinated, shall have no scheduled amortization prior to July 1, 2001 and shall have terms and conditions (including subordination terms) satisfactory to the Majority Banks (which consent shall not be unreasonably withheld)."

     II.  MISCELLANEOUS.
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          1.   REPRESENTATIONS AND WARRANTIES.  The Company hereby represents and warrants as of the date hereof that, after giving effect to this Amendment, (a) no Default or Event of Default has occurred and is continuing and (b) all representations and warranties of the Company contained in the Loan Documents are true and correct in all material respects with the same effect as if made on and as of such date.

          2. EXPENSES. The Company agrees to pay or reimburse the Administrative Agent on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

          3. NO CHANGE. Except as expressly provided herein, no term or provision of the Credit Agreement shall be amended, modified or supplemented, and each term and provision of the Credit Agreement shall remain in full force and effect.

          4. EFFECTIVENESS. This Amendment shall become effective as of the date hereof upon (a) receipt by the Administrative Agent of counterparts hereof duly executed by the Company and the Majority Banks, (b) receipt by the Administrative Agent of a security agreement in form and substance satisfactory to it, pursuant to which the Company shall have granted a first priority security interest in the UNITIL Contract to the Administrative Agent for the benefit of the Banks, and (c) receipt by the Administrative Agent of an amendment fee in the aggregate amount of $125,000, to be distributed by the Administrative Agent to the Banks PRO RATA based on the amounts of their respective Revolving Credit Commitments and Term Loans.

          5. COUNTERPARTS. This Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          6. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                         BANGOR HYDRO-ELECTRIC COMPANY

                         By:________________________________
                           Title:


                         THE CHASE MANHATTAN BANK, as Administrative
                         Agent and as a Bank

                         By:________________________________
                           Title:


                         THE FIRST NATIONAL BANK OF BOSTON

                         By:________________________________
                           Title:


                         THE BANK OF NEW YORK

                         By:________________________________
                           Title:


                         FLEET BANK OF MAINE

                         By:________________________________
                           Title:


                         KEY BANK

                         By:________________________________
                           Title:


                         THE TORONTO-DOMINION BANK

                         By:________________________________
                           Title: